Exhibit 99.1

FOR IMMEDIATE RELEASE
Momentive Specialty Chemicals Inc. Announces First Quarter 2011 Results
Company Delivers Second Highest Quarterly Segment EBITDA on Record

COLUMBUS, Ohio - (May 13, 2011) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”), formerly known as Hexion Specialty Chemicals, Inc., today announced results for the first quarter ended March 31, 2011. Results for the first quarter of 2011 include:

•
Revenues of $1.4 billion in the first quarter of 2011 compared to $1.1 billion during the prior year period as sales continued to increase primarily due to volume gains and pricing actions including the contractual pass through of higher raw material costs.

•
Operating income of $120 million for the first quarter of 2011 compared to operating income of $63 million for the prior year period. First quarter 2011 operating income rose significantly compared to the prior year due to higher volumes, improving margins and ongoing cost productivity programs. Operating income also reflects the positive impact of savings from the shared services agreement with Momentive Performance Materials Inc. (MPM).

•	Net income of $63 million for the first quarter of 2011 versus net loss of $(7) million in the prior year period. First quarter 2011 results reflected the same factors impacting operating income.

•
Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $180 million in the first quarter of 2011 compared to $116 million during the prior year period. In addition, the Company reported Pro Forma Adjusted EBITDA for the last twelve months of $747 million, including savings of approximately $48 million that the Company expects to achieve in connection with the shared services agreement that it entered into with MPM.

“Strong performances in our specialty products, including oilfield proppants and Versatic™ Acids and Derivatives, as well as continued year-over-year gains in our base epoxy resins drove the significant increase in sales and Segment EBITDA in the first quarter of 2011 compared to the prior year,” said Craig O. Morrison, Chairman, President and CEO. “First quarter 2011 Segment EBITDA reached the second highest quarter for the Company on record. We also benefited from positive mix and a leaner cost structure as volumes rose approximately 8 percent while Segment EBITDA increased 55 percent in the first quarter of 2011 versus the prior year. Due to our continued pricing actions, we gained ground against the rapid rise in raw materials that began late last year as our Segment EBITDA margins improved sequentially versus year-end 2010. We also continue to pursue a number of pricing actions as a result of the ongoing raw material inflationary trends.”

“We also took steps to further optimize our portfolio as we entered into an agreement in mid-April 2011 with PCCR USA, Inc. to sell our North American coatings and composites business, which followed the divestiture of our Inks and Adhesive Resins business in January 2011. During the first quarter of 2011, we also realized $4 million in savings under the shared services agreement, which, in addition to actions taken in the fourth quarter of 2010, will generate annual run-rate savings of $15 million.”

“Going forward, we continue to anticipate that our volumes in 2011 will be higher than 2010 levels due to improving general economic and industrial conditions. While certain parts of our business are anticipated to grow more rapidly than others, we believe the Company will benefit overall from our operating leverage due to our disciplined cost control initiatives.”

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2011. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release. Effective January 1, 2011, the Company made certain changes to its internal reporting structure which caused the Company to reevaluate its reportable segments. As a result, effective in the first quarter of 2011, the results of the Company's coatings business are included within the Epoxy, Phenolic and Coating Resins segment. Previously the results of this business were reported in the Coatings segment. The prior periods have been recasted for comparability purposes. In addition, the Company has renamed its Formaldehyde and Forest Products Resins segment to Forest Products Resins. No changes were made to the product lines that comprise this segment.)

(U.S. Dollars in Millions)	Three months ended March 31
	2011	2010
Net Sales to Unaffiliated Customers (1)(2):
Epoxy, Phenolic and Coating Resins	$911	$711
Forest Products Resins	448	386
	$1,359	$1,097
Segment EBITDA (2):
Epoxy, Phenolic and Coating Resins	$152	$85
Forest Products Resins	45	42
Corporate and Other	(17)	(11)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)	The Company changed its reportable segments in the first quarter of 2011. Prior period balances have been reclassified to conform to current presentations.

Reconciliation of Segment EBITDA to Net Income (Unaudited)
(U.S. Dollars in Millions)

	Three months ended March 31,
	2011	2010
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$152	$85
Forest Products Resins	45	42
Corporate and Other	(17)	(11)
Reconciliation:
Items not included in Segment EBITDA
Non-cash charges	—	(11)
Unusual items:
Loss on divestiture of assets	(1)	(1)
Net income from discontinued operations	5	3
Other	(12)	(5)
Total unusual items	(8)	(3)
Total adjustments	(8)	(14)
Interest expense, net	(64)	(63)
Income tax expense	(3)	(4)
Depreciation and amortization	(42)	(42)
Net income (loss)	$63	$(7)

Liquidity and Capital Resources
At March 31, 2011, Momentive Specialty Chemicals had $3.443 billion of unaffiliated net debt. In addition, at March 31, 2011, Momentive Specialty Chemicals had $485 million in liquidity including $102 million of unrestricted cash and cash equivalents, $221 million of borrowings available under our senior secured revolving credit facilities, and $162 million of borrowings available under additional credit facilities at certain international subsidiaries and an equity commitment from certain affiliates of Apollo Management, L.P.
At March 31, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities, amounts available for borrowings under its credit facilities and amounts committed from its parent.

Earnings Call
Momentive Specialty Chemicals will host a teleconference to discuss first quarter 2011 results on Friday, May 13, 2011, at 10 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-271-6130
International Participants: 617-213-8894
Participant Passcode: 24746869

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.

A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on Friday, May 13, 2011. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 89420887. A replay also will be available through the Investor Relations Section of the Company's website.

Covenant Compliance
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and non-recurring costs and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. Certain covenants and tests in the Company's debt agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company's ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). Under the indentures governing certain of the Company's debt instruments, the Company's ability to incur additional indebtedness and make future acquisitions is restricted unless the Company has an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions.
The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA in the indentures governing certain of the Company's debt instruments is appropriate to assess the Company's future ability to incur additional indebtedness or make future acquisitions. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP). Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

(U.S. Dollars in Millions)	March 31, 2011 LTM Period
Net income	$284
Income tax expense	33
Loss on extinguishment of debt	24
Interest expense, net	277
Depreciation and amortization	166
EBITDA	784
Adjustments to EBITDA:
Push-down of income from owner(1)	(160)
Non-cash items(2)	3
Unusual items:
Loss on divestitures of assets	3
Business realignments(3)	18
Other(4)	35
Total unusual items	56
Productivity program savings(5)	16
Savings from shared services agreement(6)	48
Adjusted EBITDA	$747
Fixed Charges(7)	$241
Ratio of Adjusted EBITDA to Fixed Charges(8)	3.10

(1)	Represents the non-cash push-down of insurance recoveries by our owner related to the $200 million termination settlement payment that was pushed down and treated as an expense of the Company in 2008.
(2)    Represents stock-based compensation and unrealized foreign exchange and derivative activity.
(3)    Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(4)    Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs and certain intercompany or nonoperational realized foreign currency activity.
(5)    Represents pro forma impact of in-process productivity program savings.
(6)    Primarily represents pro forma impact of expected savings from the shared services agreement with Momentive Performance Materials Inc. in conjunction with the Momentive Combination.
(7)     Reflects pro forma interest expense based on interest rates at April 25, 2011 as if the execution of the July 2010 Swap and the November 2010 Refinancings had taken place at the beginning of the period.
(8)    We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of March 31, 2011, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical fact, could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our businesses, the economy and other future events and conditions, and are based on currently available financial, economic and competitive data and current business plans. Actual results could vary materially depending on risks and uncertainties that may affect operations, markets, services, prices and other factors as discussed in the Company's most recent Annual Report on Form 10-K and other filings made by Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals”) with the Securities and Exchange Commission (SEC). We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional or global economic, competitive and regulatory factors including, but not limited to, the current credit crises and global economic downturn, interruptions in the supply of or increased pricing of raw materials due to natural disasters, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations involving our products, and the following:

•	difficulties with the integration process or realization of benefits from the Momentive Performance Materials transaction,

•	our inability to achieve expected cost savings,

•	the outcome of litigation described in the Company's footnote to financial statements on Commitments and Contingencies in the Company's most recent SEC filings,

•	our failure to comply with financial covenants under our credit facilities or other debt, and

•	the other factors described in the Risk Factors sections of the Annual Reports on Form 10-K and in the Company's other SEC filings.

Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC., the owner of its sister company, Momentive Performance Materials Inc., a global leader in silicones and advanced materials. Additional information is available at www.momentive.com.

About the New Momentive
Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the "new Momentive"). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world.

The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com.
Contacts
Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
Peter Loscocco
614-225-4127
peter.loscocco@momentive.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Three Months Ended March 31,
(In millions)	2011	2010
Net sales	$1,359	$1,097
Cost of sales	1,146	958
Gross profit	213	139
Selling, general and administrative expense	88	76
Other operating expense, net	5	—
Operating income	120	63
Interest expense, net	64	63
Other non-operating (income) expense, net	(2)	8
Income (loss) from continuing operations before income tax and earnings from unconsolidated entities	58	(8)
Income tax expense	3	4
Income (loss) from continuing operations before earnings from unconsolidated entities	55	(12)
Earnings from unconsolidated entities, net of taxes	3	2
Net income (loss) from continuing operations	58	(10)
Net income from discontinued operations, net of taxes	5	3
Net income (loss)	$63	$(7)
Comprehensive income (loss) attributable to Momentive Specialty Chemicals Inc.	$93	$(33)

CONDENSED CONSOLIDATED BALANCE SHEETS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

(In millions, except share data)	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents (including restricted cash of $4 and $6, respectively)	$106	$186
Short-term investments	6	6
Accounts receivable (net of allowance for doubtful accounts of $27 and $25, respectively)	833	547
Inventories:
Finished and in-process goods	365	279
Raw materials and supplies	138	117
Other current assets	91	80
Discontinued operations	—	180
Total current assets	1,539	1,395
Other assets, net	166	153
Property and equipment
Land	84	80
Buildings	319	305
Machinery and equipment	2,345	2,268
	2,748	2,653
Less accumulated depreciation	(1,434)	(1,365)
	1,314	1,288
Goodwill	172	169
Other intangible assets, net	132	132
Total assets	$3,323	$3,137
Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$585	$430
Debt payable within one year	81	82
Affiliated debt payable within one year	2	2
Interest payable	48	69
Income taxes payable	24	24
Accrued payroll and incentive compensation	100	66
Other current liabilities	143	152
Discontinued operations	—	40
Total current liabilities	983	865
Long-term liabilities
Long-term debt	3,464	3,488
Affiliated long-term debt	100	100
Long-term pension and post employment benefit obligations	213	208
Deferred income taxes	111	110
Other long-term liabilities	155	160
Advance from affiliates	225	225
Total liabilities	5,251	5,156
Commitments and contingencies (See Note 6)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2011 and December 31, 2010	1	1
Paid-in capital	324	324
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	118	88
Accumulated deficit	(2,052)	(2,115)
Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,929)	(2,022)
Noncontrolling interest	1	3
Total deficit	(1,928)	(2,019)
Total liabilities and deficit	$3,323	$3,137

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Three Months Ended March 31,
(In millions)	2011	2010
Cash flows used in operating activities
Net income (loss)	$63	$(7)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	42	43
Deferred tax benefit	(4)	—
Write-off of deferred financing fees	—	7
Other non-cash adjustments	—	4
Net change in assets and liabilities:
Accounts receivable	(253)	(171)
Inventories	(108)	(58)
Accounts and drafts payable	151	91
Income taxes payable	5	(3)
Other assets, current and non-current	46	(15)
Other liabilities, current and long-term	(77)	18
Net cash used in operating activities	(135)	(91)
Cash flows provided by (used in) investing activities
Capital expenditures	(27)	(21)
Capitalized interest	—	(1)
Purchases of debt securities	—	(2)
Change in restricted cash	2	3
Deconsolidation of variable interest entities	—	(4)
Funds remitted to unconsolidated affiliates	(5)	—
Proceeds from sale of business, net of cash transferred	124	8
Net cash provided by (used in) investing activities	94	(17)
Cash flows (used in) provided by financing activities
Net short-term debt (repayments) borrowings	(4)	3
Borrowings of long-term debt	226	1,151
Repayments of long-term debt	(260)	(998)
Long-term debt and credit facility financing fees	—	(32)
Net cash (used in) provided by financing activities	(38)	124
Effect of exchange rates on cash and cash equivalents	1	—
(Decrease) increase in cash and cash equivalents	(78)	16
Cash and cash equivalents (unrestricted) at beginning of period	180	135
Cash and cash equivalents (unrestricted) at end of period	$102	$151